LIMITED POWER OF ATTORNEY

The undersigned hereby constitutes and appoints each of Julie D. Mathews and Mary T. McNamara, signing singly, [his/her] true and lawful attorney-in-fact to:

(1) execute for and on behalf of the undersigned Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder;

        (2)       do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Form 3, 4 or 5 and the timely filing of such form with the United States Securities and Exchange Commission (“SEC”) and any other person; and

        (3)       take any other action in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in her discretion.

        The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned’s responsibilities to comply with Section 16 of the Exchange Act.

        This Limited Power of Attorney shall be effective on the date set forth below and shall continue in full force and effect until the date on which the undersigned shall cease to be subject to Section 16 of the Exchange Act and the rules thereunder or until such earlier date on which written notification executed by the undersigned expressly revoking this Limited Power of Attorney is delivered to the foregoing attorneys-in-fact.

        IN WITNESS WHEREOF, the undersigned has caused this Limited Power of Attorney to be executed as of this 11th day of September, 2002.

/s/ Donald C. Nebergall Donald C. Nebergall